Exhibit 3.174

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

WESTERN AVENUE ASSOCIATES, L.L.C.

These Amended and Restated Articles of Organization of Western Avenue Associates, L.L.C (the “Company”), are being filed by the undersigned, as an authorized person, pursuant to approval by unanimous consent of the Company’s members, to amend and restate the original Articles of Organization of the Company (the “Articles of Organization”), which were filed on August 11, 1998, with the Maryland State Department of Assessments and Taxation under and by virtue of the Maryland Limited Liability Company Act (Maryland Code Annotated, Corporations and Associations § 4A (Supp. 1990)).

The Articles of Organization are hereby amended and restated in their entirety to read as follows:

1. Name. The name of the limited liability company (the “Company”) is Western Avenue Associates, L.L.C.

2. Purpose. The sole purpose of the Company is to acquire, own, hold, maintain, operate and dispose of that certain parcel of real property located at 1329 Western Avenue, City of Baltimore, Maryland and improvements thereon (the “Property”), together with such other activities as may be necessary or advisable in connection with the ownership of the Property. So long as the loan by Column Financial, Inc. to Delta – MD1, LLC and Delta – MD2, LLC, pursuant to the Loan Agreement dated September     , 2002, is outstanding, the Company shall not engage in any business, and it shall have no purpose, unrelated to the ownership, holding or disposal of the Property and shall not acquire any real property or own assets other than those related to the Property and/or otherwise in furtherance of the limited purposes of the Company.

3. Principal Office and Resident Agent. The address of the principal office of the Company in the State of Maryland is 11 East Chase Street, Suite 4B, Baltimore, Maryland 21202. The name and address of the resident agent of the Company is CSC – Lawyers Incorporating Service Company, 11 East Chase Street, Suite 4B. Baltimore, Maryland 21202.

Dated: September , 2002	/s/ Michael S. Dana
Michael S. Dana, authorized person